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                            SCHEDULE 14A INFORMATION
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                           NetSol International, Inc.
                (Name of Registrant as Specified in Its Charter)

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THURSDAY MAY 3, 8:35 AM EASTERN TIME

PRESS RELEASE

NETSOL INTERNATIONAL RESISTS SHAREHOLDER ATTEMPT TO CONTROL BOARD

CALABASAS, Calif.--(BUSINESS WIRE)--May 3, 2001--The management team of NetSol International, Inc. (NASDAQ:NTWK; WWW.NETSOL-INTL.COM) announced today that its board of directors intends to vigorously resist a shareholder proposal to elect a new board of directors.

"NetSol just reorganized its business to focus on its core competencies and is extremely well positioned to maximize long-term value for its stockholders," NetSol's President Salim Ghauri, stated. "Throughout the past year, we have developed key relationships with offshore customers, including Daimler Chrysler, Singapore, Daimler Chrysler, Australia and Daimler Chrysler, Taiwan. Additionally, we have continued to grow our pool of superior offshore software developers. With the current management's strong IT background, NetSol is poised to leverage these relationships to offer its products and IT services worldwide," he added.

The four shareholders seeking to replace the board are led by Blue Water Master Fund, a Netherlands, Antilles based hedge fund, and are believed to hold approximately 25 percent of Netsol's outstanding common stock.

"Those candidates on the proposed slate do not have the skills required to execute the NetSol business plan," stated Najeeb Ghauri, NetSol's chief executive officer. "If those investors at Blue Water Master Fund had wanted to maximize long-term stockholder value, they would have proposed a slate consisting of people who understand the running of a complex offshore software delivery engine - not one that includes a hospitality executive for a Formula One race car concern and two Wall Street financiers."

NetSol International, Inc. anticipates filing a proxy statement in opposition to the proposal to replace the Board. NetSol currently is considering all of its alternatives with respect to the actions of Blue Water Master Fund involved in the proxy solicitation.

About NetSol International Inc.

NetSol International Inc. is an ISO-9001 certified software developer in the global information technology industry. With an international workforce of more than 400 employees, NetSol specializes in software development, proprietary and asset-based leasing and finance programs, IT consulting, and creation of eBusiness and Web-based solutions for a growing list of blue-chip customers worldwide. Clients include Daimler Chrysler Taiwan; Mercedes Benz Financing, Australia; Mercedes Benz Leasing, Thailand; Volvo Finance Australia; International Decision Systems, Inc.; St. George Bank, Australia; GMAC in Australia; Debis Portfolio Systems, U.K.; VoiceStream; Prism Inc, USA; Global One, USA; Clinical Interactions and Askari Leasing Ltd. For more information about NetSol and its subsidiaries, visit the company's web site at WWW.NETSOL-INTL.COM.

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Safe Harbor Statement

This release contains forward looking statements relating to the development of the Company's future business plans, products and operating results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual events results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions identify forward looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance, and other factors described in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this release.

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CONTACT:

     Cramer-Krasselt
     Amy Dolnick, 312/616-3823
     ADOLNICK@C-K.COM

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